                                  EXHIBIT 12.1
                       AMERICAN EXPRESS CREDIT CORPORATION
     (a wholly-owned subsidiary of American Express Travel Related Services
                                 Company, Inc.)

          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                              THREE MONTHS
                            ENDED MARCH 31,
                              (UNAUDITED)              YEARS ENDED DECEMBER 31,
                            ---------------   ------------------------------------------
                              2003    2002     2002     2001     2000     1999     1998
                             -----   -----    ------   ------   ------   ------   ------
Earnings:
Net income                   $  66   $  53    $  228   $  277   $  286   $  223   $  237
Income tax provision            35      27       118      140      150      120      128
Interest expense               216     230       916    1,458    1,459    1,130    1,190
                             -----   -----    ------   ------   ------   ------   ------

Total earnings (a)           $ 317   $ 310    $1,262   $1,875   $1,895   $1,473   $1,555
                             =====   =====    ======   ======   ======   ======   ======

Fixed charges -
   interest expense (b)      $ 216   $ 230    $  916   $1,458   $1,459   $1,130   $1,190
                             =====   =====    ======   ======   ======   ======   ======

Ratio of earnings
   to fixed charges (a/b)     1.47    1.35      1.38     1.29     1.30     1.30     1.31

Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.